Results were good for USPB's Base and Natural Grids
 Comparing Grids and
Programs in FY 2012

By Brian Bertelsen, Vice President, Field Operations

During fiscal year 2012, cattle produced for all of our value added grids and programs had strong results. The table on this page summarizes cattle performance at our Kansas plants during fiscal year 2012, which ended December 29, 2012.

The Base grid summary does not include any natural or age and source verified (ASV) cattle.

FY 2012	Base	ASV	Nature- well	Nature- Source
In Wt., lb.	726	714	738	691
Days Fed	155	167	168	184
Live Wt., lb.	1276	1298	1301	1289
Carcass Wt., lb.	830	842	837	831
Yield, %	65.08	64.83	64.34	64.45
Choice & Prime, %	68.50	76.84	85.73	94.03
CAB, %	17.43	26.38	34.93	NA
BCPR, %	16.08	18.39	21.33	NA
Ungraded, %	1.42	0.45	0.58	0.20
YG1, %	16.28	7.60	5.66	3.01
YG2, %	41.13	36.51	32.24	26.37
YG3, %	34.27	44.30	46.58	48.28
YG4, %	7.71	10.85	14.40	20.22
YG5, %	0.62	0.74	1.12	2.11
Light Wt., %	0.38	0.20	0.14	0.14
Heavy Wt., %	2.78	3.37	2.80	1.39
Black-Hided, %	73.01	81.29	89.67	81.76
Steer %	32.49	53.22	59.73	39.67
QG, $/hd.	27.92	37.77	59.23	42.57
Yield Benefit, $/hd.	31.98	25.30	10.34	18.18
YG, $/hd.	-2.02	-5.17	-8.18	-13.86
Out Wt., $/hd.	-4.19	-4.85	-3.93	-2.08
Subtotal, $/hd.	53.69	53.05	57.46	44.81
ASV, $/hd.	NA	33.05	15.47	15.06
Natural, $/hd.	NA	NA	38.44	180.41
Gross Prem., $/hd.	53.69	86.10	111.37	240.28
...continued on page 4

Provides opportunity to showcase exports to producers
USPB Staff Serve Yakiniku
to More Than 500 Visitors
at NCBA Convention

For the fourth consecutive year, USPB staff kicked off the opening session of the National Cattlemen’s Beef Association trade show by serving Yakiniku, Korean style barbecue from the boneless short rib. More than 500 visitors stopped by our booth to sample the product and learn more about the importance of beef exports to USPB and the U.S. beef industry.

U.S. beef exports set a new value record in 2012, topping the high set in 2011, according to USDA statistics. The value of beef exports for the year rose 2 percent to a record-high $5.5 billion on 12 percent lower volumes.

The per-head export value for beef hit $216.73, which was record value and a $10.36 per head increase over 2011. Part of that success was a new monthly record value of $242.65 per head set in December. For the year, U.S. beef exports accounted for 12.7 percent of total U.S. beef production and 9.8 percent of muscle cut production. The U.S. Meat Export Federation projects beef exports could increase 4 percent, to more than $6.0 billion in value, during 2013 given Japan’s acceptance of beef from cattle under 30 months of age and assuming issues with Russia’s imports of U.S. beef are resolved.®

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, which ends August 31, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓USPB has added a rolling marque on our home page at www.uspremiumbeef.com for the latest buy/sell offers on USPB Class A and Class B units.®

USPB Non-Conditional Unit Trade Report

	FY 2013 Trades	Most Recent Trades
# Class A Units	300	300
Avg. Price Per Unit	$173.00	$173.00
# Class B Units	0	220
Avg. Price Per Unit	0	$200.00

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U. S. Premium Beef, LLC Annual Meeting

See You in Kansas City

Fiscal year 2012 was a record setting year for U.S. Premium Beef producers who marketed their cattle through our company.

Our producers received a record average grid premium of $62.89 per head on the cattle they marketed on our grids in 2012. In total, our company paid more than $51.0 million in grid premiums to producers who delivered cattle to our Kansas and California plants which was $19.0 million more than the record set in 2011. And, we surpassed a milestone of marketing more than 10 million head through USPB since beginning operations in 1997.

Regarding financial results, our fiscal year ended December 29 and final results are not yet available. However, reduced cattle supplies combined with higher cattle prices contributed to 2012 being a more challenging year for U.S. beef processors than previous years.

USPB unitholders also realized solid prices paid for both Class A and Class B units last year. Class A units sold for as much as $150 per unit while Class B units recorded a high price of $200 per unit. The combined value of those Class A and Class B units was $350.00.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in 2012. Delivery right lease rates were $7 per delivery right for the entire year. In total, our cattle deliverers continued to use a high percentage of delivery rights available during 2012.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to our Kansas plants by leasing delivery rights through the USPB facilitated program in 2012 received average grid premiums of $64.94 per head which was above the company’s average for all USPB cattle.

I encourage you to attend our annual meeting on March 26 to learn more about our 2012 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB. See you in Kansas City.

Schedule
Monday, March 25*
6:30 p.m.	Reception
Meet Board of Director Candidates
Tuesday, March 26*
7 a.m.	Registration
8:15 a.m.	Morning Session National Beef: Marketing Beef Products in Today’s Environment National Beef staff USPB Cattle Performance Brian Bertelsen, Vice President of Field Operations
11:15 a.m.	Lunch—National Beef Presentation
12:45 p.m.	USPB Business Meeting
*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $104.  If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362- 2779

Holiday Inn Express-KCI—next to Hilton— 11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

March 25 & 26, 2013

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by March 18, 2013.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:
Name of Attendee:
Address:
City, State Zip:
Phone:_________________	E-Mail Address:_________________

Events:	Additional Registrations:
Reception March 25-6:30 p.m. Number of people attending

This meeting is open only to USPB unitholders and associate producers, family members and employees.

Name:__________________________

Relationship:_____________________

Name:_________________________

Relationship:_____________________

Name:_________________________

Relationship:_____________________

Morning Session March 26-8:15 a.m. Number of people attending
Lunch & National Beef Presentation March 26-11:15 a.m. Number of people attending
USPB Business Meeting March 26-12:45 p.m. Number of people attending

Please complete form and return to:
 U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Comparing Grids and Programs in FY 2012...	continued from page 1

Nearly 23% of all USPB deliveries in Kansas were ASV cattle during fiscal year 2012. This year’s percentage is down from the record high level set the year before. It still represents the second highest total number of ASV cattle in company history.

The table on page one summarizes ASV cattle that were not enrolled in the Natural programs. Compared to the Base grid cattle, they had a greater percent black-hided, Choice and Prime, Certified Angus Beef® (CAB)and Black Canyon Premium Reserve® (BCPR). Within the black-hided ASV individual cattle, over 32% met the carcass specifications for CAB, compared to a certification rate of nearly 24% on the Base grid. Compared to Base grid cattle, ASV lots had significantly higher Quality grade premiums and an overall premium that was over 60% greater than “conventional” cattle marketed on the USPB Base grid.

The Naturewell® Natural Angus (Naturewell) branded beef program is limited to Black or Red Angus cattle raised naturally during the last 120 days of the finishing period. The reward for Naturewell is an additional $2.75/cwt added to the base live price with the remainder of the grid being the same as the Base grid.

Naturewell USPB cattle were the highest percent black-hided and the highest percentage of steer lots of any category. They had the second highest percent grading Choice & Prime. These cattle were also the highest in CAB and BCPR. Within the black hided cattle, their CAB certification rate was 39%. Combined, nearly 63% of all black-hided Naturewell cattle received a premium for either CAB or BCPR. As a result, Naturewell lots had the largest Quality grade premium. They had the largest subtotal premium, which is the grid premium before any special program rewards such as ASV or Natural are added.

The NatureSource® Natural Angus (NatureSource) branded beef program has similar specifications; however, they are raised naturally from birth, for the entire life of the animal. They are priced on a separate grid that has an additional $ 14/cwt of live weight added to the base live price. The NatureSource grid also has a fixed threshold of 70% Choice and Prime, and does not offer a reward for the Certified Angus Beef (CAB) or Black Canyon Premium Reserve (BCPR) brands.

NatureSource cattle had similar carcass weights and lower yield, or dressing percentage, compared to conventionally fed USPB cattle on the Base grid. They were also fed significantly more days. Their quality grades were the highest with over 9% grading Prime. Quality grade premium was impacted by the higher threshold for Choice and Prime.

Grid performance, or subtotal premium, for NatureSource cattle was record high. This was due to record high Quality grade premium and yield benefit. This, combined with an increase in the NatureSource premium during fiscal year 2012, contributed to an increase of over $43 per head gross premium compared to the previous year.

Cattle in both natural programs must be ‘enrolled’ well in advance of delivery and must come from feedlots that are pre-approved. USPB is seeking additional feedlots to add to both natural programs. For more information on natural program specifications or grid examples visit www.uspremiumbeef.com or call 866-877-2525 if you are interested in participating.®

QSS Spring Bull Sale Dates

The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales during the remainder of March and April. See USPB’s web page for links that detail sale times and locations.®

Marshall & Fenner	March 15
Molitor Angus Ranch	March 16
Oleen Brothers	March 25
Rishel Angus	March 25
Larson Angus Ranch	March 27
Pelton Simmental/Red Angus	March 27
Gardiner Angus Ranch	April 6
Mogck & Sons Angus	April 12
Heartland Simmental and Angus	April 27
In addition, the following USPB QSS members are selling bulls at private treaty during the winter and spring:
Blair Brothers Angus	Chair Rock Angus
Dalebanks Angus	Harms Plainview Ranch
McCurry Brothers Angus	Trumbull Genetics